Nicholas Applegate exhibit for Q74 V

Because the electronic format for filing form NSAR does not provide adequate space for responding to item 74V correctly, the correct answer broken out by class is as follows:


74 V
	Class A 12.73
	Class B 9.60
	Class C 9.60
	Class X  12.43